Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Public Relations: Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor Relations: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

IMPART MEDIA GROUP ACQUIRES NEW YORK CITY-BASED ADVERTISING AGENCY
Direct-to-Consumer Advertising Expertise Strategically Positions IMPART Offerings

SEATTLE, WA. March 6, 2006 -- IMPART Media Group, Inc. (OTCBB: IMMG), an innovator in the content, creation and management of out-of-home digital advertising and information networks, today announced that it has acquired the assets of New York City-based E&M Advertising, an agency that specializes in branded direct response marketing, for a purchase price consisting of cash and shares of its common stock. Past and current E&M clients include A.A.R.P, Applica/Black & Decker, Arista Records, Globe Insurance, Lowestfare.com, Novartis, Premera Blue Cross of Washington, Rodale Books, Showtime, Universal Studios Home Video, 1-800 Flowers.com, and other to name just a few. As measurability and accountability increasingly drive advertisers’ media decisions, the acquisition of E & M is a key strategy to positioning IMPART Media Group (IMPART) as a leader in the rapidly growing out-of-home market sector. E&M provides IMPART with a wealth of knowledge and experience in one-on-one, direct-to-consumer promotions that provide advertisers with timely feedback and results. E&M will operate as a wholly-owned subsidiary of IMPART Media Group, and will be managed by E&M’s Founder and CEO, Michael Medico.

Laird Laabs, president and co-founder of IMPART stated, “Many major brands and advertisers continue to be disappointed by returns from traditional advertising media and are actively seeking ways to compress the time between when a consumer is exposed to an ad and when a buying decision is made.” Consumers are increasingly using devices like DVRs (Digital Video Recorders) to bypass televised ads, and according to reports in Bloomberg News, sales of DVRs are projected to triple by 2010. Laabs added, “Technology like DVRs makes it critically important for advertisers to find new ways for one-one-one interactions with consumers, and we believe that adding E & M to the IMPART portfolio will strengthen our ability to meet advertisers needs.”

IMPART Chairman and Chief Financial Officer Joe F. Martinez confirmed, “This acquisition is not only strategically sound but financially accretive because it provides IMPART with a profitable business and significant top-line revenue.” E&M’s un-audited revenues attributable to the businesses acquired by IMPART were approximately $40 million in 2005. Martinez goes on to say, “We were seeking an advertising-related company with a significant footprint in New York that was culturally similar to IMPART; we believe that E & M Advertising, led by Michael Medico and his team of professionals, are an excellent fit and we’re excited to have them on board.”

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IMPART MEDIA GROUP ACQUIRES NEW YORK CITY-BASED ADVERTISING AGENCY (2)

E&M Advertising was founded in 1981 by CEO Michael Medico a 38-year veteran of the direct response industry who is considered an expert in strategic planning for direct response promotions. With offices in New York and Los Angeles, E&M offers a range of media services to clients looking to build their consumer base through direct response television marketing. E&M offers clients a complete range of direct marketing capabilities with over 40 direct marketing professionals that service clients in every aspects of direct response. Today, in addition to being a leading buyer of direct response media, E&M offers a wide range of services including strategic planning, creative, production, telemarketing, fulfillment and database marketing. E&M Advertising spells success for a variety of companies. Traditional product marketers, financial and insurance corporations, the music and entertainment industry, catalog companies, healthcare services and others rely on E&M's 360-degree view to help them identify and acquire qualified customers and build their businesses.

About IMPART Media Group, Inc.
IMPART Media Group, Inc., (OTC Bulletin Board: IMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector. The company is growing through a consolidation strategy that includes acquiring the industries best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information please visit: www.impartmedia.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective management of IMPART Media Group, Inc. believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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